                                                                     Exhibit 5.1


                    [BROBECK, PHLEGER & HARRISON LETTERHEAD]


                                  July 23, 1997



Shaman Pharmaceuticals, Inc.
213 East Grand Avenue
South San Francisco, CA  94080

Ladies and Gentlemen:

         We have acted as counsel to Shaman Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the registration of up to Two Million Three Hundred Thousand (2,300,000) shares of the Company's Common Stock (the "Shares"), as described in the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on July 23, 1997 under the Securities Act of 1933, as amended (the "Registration Statement").

         We have examined originals or copies of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Certificate of Designation of Preferences of Series A Preferred Stock of the Company; (iii) the Bylaws of the Company; (iv) certain resolutions of the Board of Directors of the Company; and (v) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company and certificates of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.

         We have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all such documentation submitted to us as copies and the truthfulness of all statements of facts contained therein. Based on the foregoing and subject to the limitations set forth herein and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable shares of the Common Stock.

         The foregoing opinion is based on and limited to the General Corporation Law of the State of Delaware and the relevant federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction.

Shaman Pharmaceuticals, Inc.                                       July 23, 1997
                                                                          Page 2




         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and in any amendment or supplement thereto.

                                          Very truly yours,


                                          /s/ BROBECK, PHLEGER & HARRISON LLP
                                          -----------------------------------
                                          BROBECK, PHLEGER & HARRISON LLP